A & J VENTURE CAPITAL GROUP, INC.
23890 Copper Hill Drive #206
 Valencia CA 91354

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholders:

This Information Statement is furnished by the Board of Directors (the “Board”) of A & J Venture Capital Group, Inc. (the “Company”) to inform shareholders of the Company of certain actions adopted by the Board and approved by shareholders holding a majority in interest of the voting power of the Company.  This Information Statement will be mailed on approximately March __, 2010 to shareholders of record of the Company’s Common Stock as of February 4, 2011 (“Record Date”).   Specifically, this Information Statement relates to the filing of a Certificate of Amendment to the Company’s Articles of Incorporation changing the Company’s name to “ReliaBrand, Inc.” and the implementation of the Company’s previously approved 100-to-1 reverse stock split.

On January 20, 2011 , the Board of Directors approved an Asset Purchase Agreement (the “Agreement”) for the proposed acquisition by the Company of certain assets from 0875505 B.C., Ltd. (“0875505 BC”), a British Columbia company (the “Proposed Acquisition ”).  The Agreement contains certain actions which must be taken by the Company as conditions precedent for the Closing of the Proposed Acquisition, including changing the Company’s name by filing a Certificate of Amendment to the Company’s Articles of Incorporation and implementation of the previously approved 100-to-1 reverse stock split.  The Board of Directors approved the proposed reverse stock split in May, 2010 and it was approved by the then-majority shareholder at that time.  The Company previously entered into a non-binding Letter Agreement which has been superseded by the Proposed Acquisition.  The Company plans to complete the Proposed Acquisition during the current fiscal quarter which will end on March 31, 2011.

The Agreement provides for the Company to acquire multiple patents and trademarks acquired by 0875505 BC through a receivership proceeding of Adiri, Inc. (Adiri”). Adiri was granted the initial patents and trademarks.  These patents and trademarks relate to a baby bottle and related components that 0875505 BC has expended approximately U.S.$1,500,000 in cash in acquiring and further development.  As part of the Agreement, the Company will receive CDN$100,000 in cash, a note receivable in the amount of $30,000, resin valued at U.S.$6,000 and assumed a contract with a plastics manufacturer with a paid in value of U.S.$100,000 and will assume accounts payable  of approximately U.S.$27,500.  In exchange, the Company will issue 35,000,000 shares of its common stock, par value $.0001, post-split, in restricted form, to 0875505 BC.  As a condition to closing of the transaction, the Company must implement its previously authorized 100-to-1 reverse stock split and change the Company’s name to “ReliaBrand, Inc.”

This Information Statement will be sent on or about March  __, 2011 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action.

This Information Statement is being furnished to you to inform you of the actions taken as required by rules and regulations of the Securities and Exchange Commission, and, in addition, to satisfy any requirements of notice under the Nevada Corporation Law.  You are urged to read this Information Statement in its entirety for a description of the actions taken by the Board of Directors and approved by the majority shareholders of the Company.

Sincerely,

/s/ Antal Markus
Chairman of the Board

This Information Statement is to inform you of the actions taken by the Board of Directors of the Company and approved by the majority shareholder of the Company, on February 4, 2011 and to discuss the purposes and reasons for such actions.

PURPOSE OF
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Company was incorporated in the State of Nevada, United States of America on February 22, 2007 as Startale Group, Inc. and our name was changed to Alco Energy Inc. effective May 21, 2008 and on June 4, 2009, our name was changed to A & J Venture Capital Group, Inc.

On January 20, 2011, the Board of Directors approved an Asset Purchase Agreement (the “Agreement”) to acquire certain assets from 0875505 B.C., a British Columbia Canada company (“0875505 BC”), an unrelated entity (the “Proposed Acquisition).  The Agreement has certain “conditions precedent” including changing the Company’s name and implementing the previously authorized 100-to-1 reverse stock split.  The Company filed a Form 8-K describing the Proposed Acquisition in greater detail on January 27, 2011.  0875505 BC is presently preparing its audited financial statements to be filed in an amendment to the Company’s Form 8-K as filed on January 27, 2011 when the Proposed Acquisition closes.

The Agreement provides for the Company to acquire multiple patents and trademarks acquired by 0875505 BC through a receivership proceeding of Adiri, Inc. (Adiri”). Adiri was granted the initial patents and trademarks.  These patents and trademarks relate to a baby bottle and related components that 0875505 BC has expended approximately U.S.$1,500,000 in cash in acquiring and has also begun further development of these assets.  As part of the Agreement, the Company also acquired  CDN$100,000 in cash, a note receivable in the amount of U.S.$30,000, resin valued at U.S.6000 and assumed a contract with a plastics manufacturer with a paid in value of U.S.$100,000 and will assume accounts payable of approximately U.S.$27,500.  In exchange, the Company will issue 35,000,000 shares of its common stock, par value $.0001, post-split.  The Company anticipates closing the transaction during the current fiscal quarter which ends March 31, 2011.  As a condition to closing of the transaction, the Company must implement its previously authorized 100-to-1 reverse stock split and change the Company’s name to “ReliaBrands, Inc.”    This Information Statement relates to these two corporate actions.

This Information Statement will be sent on or about March __, 2011 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action.

VOTING SECURITIES

The Record Date of shareholders entitled to receive notice of this corporate action by the Company is the close of business on February 4, 2011.  The amendment to the Certificate of Incorporation required the affirmative vote of a simple majority of the issued and outstanding voting stock.  On such date, the Company had issued and outstanding 32,897,500 shares of its Common Stock, post-split (no shares of Preferred Stock were issued or outstanding).  Accordingly, on the Record Date, there were a total of 32,897,500 votes, and the Company has received a majority of such votes (17,367,500) votes, or 52. 79% approving the Name Change.  At the time of the Board resolution approving the reverse stock split in May, 2010, the Company had issued and outstanding 32,750,000 shares of its common stock and 10,000 shares of its Series A Preferred Stock.  At that time, the then-majority shareholder of the Company, who owned 54.96% of the outstanding common shares (18,000,000 shares) and 100% of the then-outstanding Series A Preferred Stock (10,000 shares), approved the reverse stock split.  Pursuant to Nevada law, there are no dissenter’s or appraisal rights relating to the actions taken.

INTEREST OF CERTAIN PERSONS IN MATTER BEING ACTED UPON

No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting  from the amendment to the Certificate of Incorporation described herein which is not shared by all other shareholders pro rata and in accordance with their respective interests.

STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and executive officer; and (iii) all officers and directors as a group.  Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

Name & Address	Number of Shares as of 2/4 /11	Percentage as of 2/4 /11

Antal Markus(1) (2) 23890 Copper Hill Drive #206 Valencia CA 91354	17,367,500	52 .79%

Officers & directors as a Group (1 person)		52 .79%

(1)           Denotes officer and/or director.
(2)           Includes 360,000 shares owned by Mr. Markus’s wife.

MANAGEMENT/EXECUTIVE OFFICERS

The Directors and Executive officers of the Company are identified in the table below.  Each Director serves for a one-year term or until a successor is elected and has qualified. Currently, our Directors are not compensated for their services.

Name	Age	Position

Antal Markus	53	CEO/CFO/ Secretary/Director

Family Relationships. There are no family relationships between any of the officers and directors.

Business Experience. The following is a brief account of the business experience during at the least the last five years of the directors and executive officers, indicating their principal occupations and employment during that period, and the names and principal businesses of the organizations in which such occupations and employment were carried out.

Antal Markus, Director

Mr. Antal Markus is a businessman with more than 20 years’ experience in the United States and Canadian financial and real estate markets.  For the past five years, Mr. Markus has been involved in the Canadian real estate market as a real estate investor.  Prior to that time, Mr. Markus acted as a consultant to various private and public companies in connection with potential business opportunities for those companies.

COMPENSATION OF MANAGEMENT

During the year ended June 30, 2010 and to date for 2011, no officer or director has received compensation from the Company with the exception of Mr. Markus who received 15,000 ,000 shares of stock, post reverse stock split , as compensation for his services for the quarter ended September 30, 2010.    Mr. Markus is also paid $5,000 per month for his services to the Company.   Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors. The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.

COMPENSATION OF MANAGEMENT - continued

The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer. During 2010, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

The Company has no written employment agreements.

Termination of Employment and Change of Control Arrangement. Except as noted herein, the Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual names above from the latest or next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual’s employment with the Company, or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

Compensation Pursuant to Plans. Other than disclosed above, the Company has no plan pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals and group described in this item.

AMENDMENT TO ARTICLES OF INCORPORATION

The following are the changes to the Articles of Incorporation which were recommended by the Company’s Board of Directors and approved by the shareholder having a majority in interest of the voting power, together with the reasons for such changes:

Name Change

The name of the Company is being changed from “A & J Venture Capital Group, Inc.” to “ReliaBrand, Inc.”  The change in name is intended to reflect the business of the Company upon the Closing of the Proposed Acquisition.

OTHER ACTIONS OF THE BOARD
PREVIOUSLY APPROVED BY A VOTE OF THE SHAREHOLDERS

In addition to approving the amendments to the Articles of Incorporation, in May, 2010 , the Board of Directors approved and declared a reverse stock split of 100-to-1, meaning one new share for each one hundred old shares (one hundred-for-one).   The then-majority shareholder approved the reverse stock split in May, 2010.     This reverse stock split will take effect as soon as FINRA processes the change for the Company .  It is not necessary for you to turn in your old certificate to the stock transfer agent, although you may do so, in which event you will be given a new certificate for the new total of shares held by you.  The Company’s stock transfer agent is:

Island Stock Transfer
100 Second Avenue South, Suite 705S
St. Petersburg, FL, 33701
727-289-0010

Alternatively, you may retain your certificate, which will continue to be valid.     New share certificates will be printed and you may then exchange your certificate for a certificate in the new corporate name which will also reflect the reduced shares.  This exchange will be at the Company’s expense.  If, as a result of the implementation of the reverse stock split, a shareholder ends up with fractional shares, the Company will round up that fractional share to the nearest whole number.

POTENTIAL ANTI-TAKEOVER EFFECT

Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the increase in our authorized capital through the increase of the capital stock of the Company is not being undertaken  in response to any effort of which the Board of  Directors is aware to accumulate shares of the Common Stock or obtain control of the Company.  The Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Authorized but unissued shares of common stock and preferred stock would be available for future issuance without our shareholders’ approval.  These additional shares may be utilized for a variety of corporate purposes including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.  The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires at that time.  A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.  Management may also use additional shares of the Company’s stock, either common or preferred, to resist or frustrate a third party transaction which may offer an above-market premium which would be favored by a majority of independent stockholders.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at 100 F Street, N.E., , Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., , Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov.

MISCELLANEOUS

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address, 23890 Copper Hill Drive, #206, Valencia CA 91354.

BY ORDER OF THE BOARD OF DIRECTORS
February 4, 2011	/s/ Antal Markus
Chairman of the Board